EXHIBIT 10.4


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LINE OF CREDIT NOTE

$1,000,000.00                                         New Orleans, Louisiana
                                                      Date: May 6, 2004


      FOR VALUE RECEIVED and without grace, the undersigned ("Maker") promises to pay to the order of WHITNEY NATIONAL BANK ("Payee"), at its main office, in New Orleans, Louisiana, the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated as of May 6, 2004, by and between Maker and Whitney National Bank (as amended, restated or supplemented from time to time, the "Credit Agreement"), together with interest at the rates and calculated as provided in the Credit Agreement. The indebtedness evidenced by this Note, both principal and interest, is payable as provided in the Credit Agreement.

      Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the Lender to accelerate the maturity of all amounts due hereon. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

      This Note is the Line of Credit Note as defined in the Credit Agreement. This note matures on May 31, 2006.

      The provisions of this Note may not be waived or modified except in writing, signed by Payee. No failure or delay of Payee in exercising its rights shall be construed as a wavier. If any provision of the Note shall be held to be legally invalid or enforceable by any court of competent jurisdiction, all remaining provisions of this Note shall remain in full force and effect.

      THIS NOTE SHALL BE GOVERED AND CONTROLLED BY THE LAWS OF THE STATE OF LOUISIANA (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).


                                           PetroReal of Louisiana, L.L.C.